SECOND AMENDMENT TO INDENTURE AGREEMENT

BY AND BETWEEN

DISTRIBUCIÓN Y SERVICIOS D&S S.A.

AND

BANCO DE CHILE

In Santiago, Chile, on April 3, 2008, before me, VERÓNICA TORREALABA COSTABAL, Chilean, married, attorney, national identity card No. 13.066.313-3, Alternate Notary Public to Mr. IVAN TORREALBA ACEVEDO, Regular Notary Public of the Thirty-Third Notarial Office of Santiago, pursuant to a filed Judicial Decree, domiciled at Huérfanos 979, Suite 501, borough of Santiago, there appeared:

Mr. MIGUEL AFFIF NÚÑEZ SFEIR, Chilean, married, business administrator, national identity card No. 10.087.763-5, on behalf, as shall be evidenced, DISTRIBUCIÓN Y SERVICIOS D&S S.A., a corporation engaged in supermarket exploitation, incorporated and validly existing under the laws of the Republic of Chile, taxpayer identification No. 96.439.000-2, both domiciled, for these purposes, at Avenida Eduardo Frei Montalba 8301, borough of Quilicura, city of Santiago (hereinafter the "Issuer"), as one party; and as the other,

Mr. URI HEINZ MANZ LECLERC, Chilean, married, businessman, national identity card No. 9.994.833-7 and Mr. RODRIGO LE-BEUFFE SOUPER, Chilean, married, businessman, national identity card No. 8.795.131-6, both on behalf of, as shall be evidenced, BANCO DE CHILE, a juristic person engaged in banking, all domiciled at Ahumada 251, borough and city of Santiago, acting as the bondholders representative and paying bank.

The parties are of age, evidence their identity by the aforesaid identity cards and state that:

FIRST: Recitals

1.1 On December 29, 2006, the parties executed a public deed of an indenture agreement (hereinafter the "Indenture Agreement") in the 48th Notarial Office of Mr. Jose Musalem Saffie, under Journal Number 18,507-2006, pursuant to the final subparagraph of article 104 of Law 18,045, the securities market law (hereinafter the "Securities Market Law"). Such deed established, inter alia, the characteristics, terms and other conditions of a bond Facility for six million unidades de fomento (hereinafter the "Facility").

1.2 As required by law 18,045, the Securities Market Law, and General Rule 30 of the Superintendency of Securities and Insurance (hereinafter the "Superintendency"), as amended, on January 4, 2007, the Issuer requested registration of the Facility in the Securities Registry.

1.3 On February 1, 2007, by means of Ordinary Letter Number 01501, the Superintendency made observations to the information presented by the Issuer.

1.4 On February 9, 2007, the parties amended the Indenture Agreement by public deed executed under Journal No. 2253-2007 in the 48th Notarial Office of Mr. Jose Musalem Saffie to adapt it to the requirements of the Superintendency in Ordinary Letter 01501 (hereinafter the "First Amendment").

1.5 On February 19, 2007, the Superintendency approved registration of the Facility, which was reegistered under number 492 in the Securities Reegistry. Moreover, since the Indenture Agreement also stipulated the issue of Series E Bonds under the Facility for 1,200,000 unidades de fomento (hereinafter the "E Series"), the Superintendency issued an official letter of placement for the E Series.

1.6 This notwithstanding, thus far no Series E Bond or any other series under the Facility has been offered publicly or placed.

1.7 Since the Issuer wishes to persevere in placement of the Series E Bonds, it has deemed it necessary to amend the Indenture Agreement for the purpose of updating the terms and conditions thereof in the manner indicated.

SECOND: Amendments

On this date, the parties, under due authorization, hereby amend the Indenture Agreement and, therefore, the public deed dated December 29, 2006, executed under Journal Number 18,507-2006 in this same Notarial Office, including as a result its amendments by the First Amendment, in the following way: Section Six is replaced entirely by the section written below:

"SIXTH: INFORMATION AND CHARACTERISTICS OF THE SERIES E BONDS ISSUED UNDER THE FACILITY

"The Bonds forming part of the first issue under the Facility agreed upon herein will have the following characteristics:

"1.  Amount and Adjustment

"The total par value of the Bonds forming part of this first issue under the Facility will be six million Unidades de Fomento. The adjustment stipulated in this section will apply to the Bonds forming part of this first issue under the Facility, as of March 1, 2008.

"2.  Series and Numbering of Certificates

"This first issue of Bonds under the Facility will entail one series called E Series. The certificates will be numbered correlatively started from number 1, written as 0001, to and including number 12000, written as "12000."

"3.  Number of Bonds in the E Series

"The E Series will be divided into 12,000 Bonds.

"4.  Par Value of each Bond

"The par value of each Series E Bond will be 500 Unidades de Fomento.

"5.  Period of Placement

"The Series E Bonds will be placed in a period of 36 months as from the date that this issue is registered in the Securities Registry of the Superintendency, i.e. February 19, 2007.

"6.  Bond Term

"The Series E Bonds will expire and be completely amortized by March 1, 2013.

"7.  Interest Rate

"The Series E Bonds will accrue real interest on the unpaid principal, expressed in unidades de fomento, at a rate of 2.6% annually, in arrears, calculated on a 360-day year, compounded semi-annually. This interest rate expressed for the periods in which the interest will be paid, i.e. for real 180-day semesters, is 1.2917%. This interest will accrue as of March 1, 2008.

"8.  Coupons for the Payment of Interest and Amortizations

"The electronic Series E Bond bear and, as the case may be, the paper certificates shall bear, 10 coupons for the payment of interest. Save as indicated in Sections 6.6 and 6.9, there will be no other principal amortization. The amount of each of the interest coupons is indicated in the payment schedule filed as Schedule 1 hereto in this act, under the same journal number as this deed, which is understood to form an integral part hereof for all pertinent legal and contractual purposes. Such payment hereby supersedes and substitutes entirely for the document entitled "Payment Schedule," as amended, filed with the Indenture Agreement. The new Payment Schedule contains, inter alia, the following information on the Series E Bonds: the number of interest installments; the interest payment dates; the amount of interest payable for each coupon; and the unpaid balance.

"9.  Early Redemption

"The Series E may be amortized on an extraordinary basis in whole or in part, at the Issuer's discretion, on any interest payment date starting and including March 1, 2011.

"10.  Interest and Amortization Payment Dates

"(a)  Interest accruing on the Series E Bonds shall be paid in 10 installments payable on the following dates:

"First installment, to expire September 1, 2008;

"Second installment, to expire March 1, 2009:

"Third installment, to expire September 1, 2009;

"Fourth installment, to expire March 1, 2010;

"Fifth installment, to expire September 1, 2010;

"Sixth installment, to expire March 1, 2011;

"Seventh installment, to expire September 1, 2011;

"Eighth installment, to expire March 1, 2012;

"Ninth installment, to expire September 1, 2012; and

"Tenth installment, to expire March 1, 2013;

"(b)  Save as indicated in Sections 6.6 and 6.9, there will be no other principal amortization.

"11.  New Series of Bonds

"Unless the stipulations in Section IV.3.1 of General Rule 30 of the Superintendency are fulfilled in the future, there will be no new issues under this Facility since Bonds will have been issued under this E Series for the entire authorized Facility amount."

THIRD: NO CHANGE.

The parties expressly state that except as amended herein, all stipulations in the Indenture Agreement remain unchanged.

FOURTH: REGISTRATIONS AND EXPENSES

The bearer of a notarized copy of this deed is empowered to request the corresponding registrations. The taxes, notarial and registration expenses and eventual releases arising under this instrument will be paid by the Issuer.

AUTHORITIES

The authority of Mr. Miguel Afif Núñez Sfeir to represent Distribución y Servicio D&S S.A. is evidenced in the public deed dated December 28, 2006, executed in the Santiago Notarial Office of Mr. José Musalem Saffie. The authority of Uri Heinz Manz Leclerc to represent BANCO DE CHILE is set down in the public deed dated November 18, 2005, executed in the Santiago Notarial Office of Mr. René Benavente Cash. The authority of Mr. Rodrigo Le-Beuffe Souper to represent BANCO DE CHILE is evidenced in the public deed dated June 30, 2003, executed in the Santiago Notarial Office of Mr. René Benavente Cash. None of these authorities are inserted as they are known to the parties and to the attesting notary, at the specific request thereof. This text was written by Mr. Cristobal Herrera Barriga, attorney.

In witness whereof, the parties sign this instrument after reading it. A copy is issued. This page corresponds to the public deed of amendment of indenture agreement between Distribución y Servicio D&S S.A. and BANCO DE CHILE. I attest.

/s/ Miguel Afif Núñez Sfeir
MIGUEL AFIF NÚÑEZ SFEIR

on behalf of Distribución y Servicios D&S S.A.

ID No. 10.087.763-5

/s/ Uri Heinz Manz Leclerc
URI HEINZ MANZ LECLERC

on behalf of BANCO DE CHILE

ID No. 9.994.833-7

/s/ Rodrigo Le-Beuffe Souper
RODRIGO LE-BEUFFE SOUPER

on behalf of BANCO DE CHILE

ID No. 8.795.131-6

PAYMENT SCHEDULE

E SERIES

Par value	:	500 unidades de fomento

Interest	:	Semiannual

Amortization	:	Not applicable, notwithstanding extraordinary amortization

Interest rate	:	2.6% annually

Issue date	:	March 1, 2008

Expiration date	:	March 1, 2013

Coupon #	Interest Installment #	Interest Payment Date	Interest	Amortization	Installment Amount	Unpaid balance

0	0	March 1, 2008	6.45830	0.0	6.45830	500.00000

1	1	September 1, 2008	6.45830	0.0	6.45830	500.00000

2	2	March 1, 2009	6.45830	0.0	6.45830	500.00000

3	3	September 1, 2009	6.45830	0.0	6.45830	500.00000

4	4	March 1, 2010	6.45830	0.0	6.45830	500.00000

5	5	September 1, 2010	6.45830	0.0	6.45830	500.00000

6	6	March 1, 2011	6.45830	0.0	6.45830	500.00000

7	7	September 1, 2011	6.45830	0.0	6.45830	500.00000

8	8	March 1, 2012	6.45830	0.0	6.45830	500.00000

9	9	September 1, 2012	6.45830	0.0	6.45830	500.00000

10	10	March 1, 2013	6.45830	500.000	506.45830	0.0